Exhibit 5.1

May 21, 2004

Hanmi Financial Corporation
3660 Wilshire Boulevard
Suite PH-A
Los Angeles, California 90010

Ladies and Gentlemen:

     We have acted as counsel to Hanmi Financial Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to shares of Common Stock, par value $0.001 per share (the “Shares”), of the Company to be issued by the Company pursuant to the Pacific Union Bank 2000 Stock Option Plan (the “Plan”).

     We have examined the Registration Statement, a copy of a certificate representing the Common Stock of the Company, and a copy of the Plan. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) the Shares have been duly authorized and (2) upon the issuance of the Shares in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.

Hanmi Financial Corporation	-2-	May 21, 2004

     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware General Corporation Law and reported judicial decisions interpreting the foregoing).

     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. Except as stated herein, this opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP